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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of Santa Barbara Restaurant Group, Inc.:

      We consent to incorporation by reference in the Registration Statement (No. 333-64191) on Form S-8 of Santa Barbara Restaurant Group, Inc. of our report dated March 6, 2000, except as to Note 19 which is as of March 14, 2000, relating to the consolidated balance sheets of Santa Barbara Restaurant Group, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows and related financial statement schedule for the years then ended which report appears in the December 31, 1999 annual report on Form 10-K of Santa Barbara Restaurant Group, Inc.

/s/ KPMG LLP


Orange County, California
March 29, 2000